PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 64 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-75289
Dated May 6, 1999                                                April 20, 2000

                                                                 Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                              7.40% Notes due 2010
             Continuously Offered INcome Securities(sm) (COINS(sm))

                            -----------------------

     We will not redeem these Medium-Term Notes, Series C (Senior Fixed Rate Notes), which we refer to as Continuously Offered Income Securities (COINS), prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          $958,075

Maturity Date:             April 1, 2010

Settlement Date
   (Original Issue
   Date):                  April 26, 2000

Interest Accrual Date:     April 26, 2000

Issue Price:               100%

Agent's Discount
   or Commission:          1.50%

Proceeds to Company:       98.50%

Specified Currency:        U.S. Dollars

Redemption
   Percentage:             N/A

Redemption Dates:          N/A

Annual Redemption
   Percentage
   Reduction:              N/A

Interest Rate:             7.40% per year


Interest Payment
   Dates:                  Each January 1, April 1,
                           July 1 and October 1,
                           commencing July 1, 2000

Interest Payment
   Period:                 Quarterly

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Trustee:                   The Chase Manhattan Bank

Minimum
   Denomination:           $25 and increments of
                           $25 thereafter

CUSIP:                     61745EPP0

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement. "Continuously Offered INcome Securities" and "COINS" are our service marks.


                           MORGAN STANLEY DEAN WITTER